Exhibit 99.1

April 20, 2016

Dear Mr. Dalfred Jones:

In response to your request for a statement on our recent WARN notification:

COMPANY STATEMENT

“Consistent with the Company’s previous announcements regarding adjusting operations to meet reduced demand for our products, we have had to make the difficult decision to idle the majority of the production activities at our New Iberia, LA plant along with our Toomsboro, GA facility until such time as market conditions warrant bringing them back online. These actions are in direct response to a depressed commodity price for oil and the resulting negative impact on industry activity levels and on the demand for ceramic proppant. Unfortunately, we do not see indications of any significant positive change in the near-term. These decisions are difficult due to the impact on our employees and their families, to whom we owe much of our success over the years.”

CARBO

575 N. Dairy Ashford, Suite 300

Houston, TX 77079

Main:   +1-281-921-6400